UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Tesla, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 20, 2025, Tesla, Inc. (“Tesla”) posted an article on X titled, “Take back your vote from proxy advisors: vote in the interests of Tesla shareholders,” a copy of which is attached hereto as Exhibit 1. Also on October 20, 2025, Elon Musk posted on X, copies of which are attached hereto as Exhibit 2. On October 21, 2025, Tesla posted a letter from Robyn Denholm, Chair of the Board of Directors of Tesla, on X, a copy of which is attached hereto as Exhibit 3. Also on October 21, 2025, a message, which included a letter to shareholders, was sent to Tesla shareholders, copies of which are attached hereto as Exhibit 4 and Exhibit 5, respectively. In addition, on October 21, 2025, Tesla updated its website, www.VoteTesla.com. A copy of the updated material is attached hereto as Exhibit 6.

Additional Information and Where to Find It

Tesla has filed with the U.S. Securities and Exchange Commission (the ”SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here.

Exhibit 1

Take back your vote from proxy advisors: vote in the interests of Tesla shareholders

Anyone who has actually reviewed the full ISS and Glass Lewis reports know their recommendations don’t add up—these proxy advisors are using their simplistic checklists and recommending votes that defy basic common sense and ignore Tesla’s record and vision of exceptional value creation.

And we think we know why.

ISS and Glass Lewis weren’t built to evaluate companies like Tesla.

Their model is based on standardized benchmarks—conventional, one-size-fits-all thinking designed for the average company. But Tesla isn’t conventional, and neither is the size of our financial returns.

Since our IPO, we have achieved a total shareholder return of over 39,000%, far outpacing the S&P 500 and countless other investment alternatives during that period.[1] Nevertheless, ISS and Glass Lewis have repeatedly recommended against our compensation proposals since 2018, ignoring the fact that these proposals have been completely incentive-based and have helped drive a 20x improvement in our market capitalization from March 2018 to August 2025.

This year, both firms once again recommend against our CEO performance award (Proposal 4), notwithstanding their own acknowledgement that:

•	The “grant value [is] conditioned upon far-reaching performance targets”[2] that, if achieved, would create “historical value”[3] for Tesla’s shareholders (ISS); and

•	The performance goals “are lofty and achievement would result in substantial gains for shareholders”, particularly, “the milestones that would be required to earn the later tranches of the award would necessitate the Company achieving results that would dwarf even the largest companies in the world currently” (Glass Lewis).[4]

So, why are ISS and Glass Lewis opposing the award?

Because their benchmark approach is designed to flag deviations from the norm, it is incapable of accounting for the sort of extraordinary growth Tesla has experienced. As a result, their analysis cannot distinguish between innovation and risk, or between ambition and mismanagement. Any company seeking to provide equity incentives outside of the proxy advisors’ benchmark gets flagged for “dilution”—even if those incentives require massive returns before any shares are issued.[5]

Their analysis of Proposal 3—our proposal that would, among other things, allow the Board to address compensation for Elon that shareholders have voted on twice before (and that Elon has already earned)—makes this problem even clearer. ISS’s rationale for its scoring? That Tesla “exceeds the ISS benchmark,”[6] which ISS repeats like a machine stuck in a loop: does not compute.

ISS and Glass Lewis see deviation and mislabel it as failure because their current framework leaves them no other option. But our shareholders are not expecting Tesla to conform to the median. As you have demonstrated time and time again through your votes, you expect Tesla to remain exceptional.

ISS’s and Glass Lewis’s recommendations are disconnected from financial reality.

Evaluating Tesla requires breaking the mold and ignoring benchmarks based on ordinary companies. It demands a tailored analysis that reflects our unique value creation trajectory. ISS and Glass Lewis have never understood Tesla because they lack the tools, and therefore the capacity, to make company-specific financial analyses.

In recent litigation over Texas S.B. 2337, which requires proxy advisors to disclose the financial analyses underlying their recommendations, ISS told a federal court that doing so would demand “tremendous personnel resources” and it would take ISS “years to develop” compatible systems.[7] Glass Lewis said that it would need to hire “several additional analysts” and “compliance officers” and spend “hundreds of thousands of dollars [annually]” to produce compliant disclosures.[8]

In their own words, the firms advising shareholders on Tesla’s future lack the infrastructure to apply financial analysis and logic to their advice.

Think about that when you are voting your Tesla shares, particularly on proposals that are designed to build long-term value at Tesla. Unlike ISS and Glass Lewis, you actually have a financial interest in Tesla. Can you afford to vote in line with firms that don’t and can’t back up their recommendations with financial logic?

ISS and Glass Lewis view governance as being disconnected from financial returns.

ISS and Glass Lewis create standardized governance checklists based on their annual surveys, inviting a few hundred investors, issuers, and advisors to check boxes on potential updates each year. The responses are tallied and averaged, resulting in standards that are then applied to thousands of companies. In other words, their methodology drives companies to be “average”—the very antithesis of Tesla’s ambitions.

Whereas their governance standards are based on algorithmic conformity, our Board has designed a governance model that is tailored to the unique circumstances facing our company. Whereas their governance standards are based on aggregated public feedback that is definitionally untethered from company-specific financial performance, our Board believes that good governance is not an end in and of itself but rather an ongoing commitment to engage in practices that allow us to generate durable, long-term shareholder returns.

We have assembled a board with the critical skills, experience, temperaments and perspectives to deliver on that commitment. The directors up for reelection at this year’s Annual Meeting, Ira, Kathleen and Joe, are critical to our next chapter. Working with the full Board, they have overseen Tesla’s transformation from an upstart electric vehicle manufacturer to a provider of autonomous solutions that are changing the world, all while delivering massive shareholder value creation along the way.

Our longest standing independent director, Ira, has been a key driver of the governance framework that created over 39,000% total shareholder returns during his tenure.[9] Ira, who founded and manages a leading impact investing venture capital firm, lives our philosophy that governance should serve—and not be disconnected—from financial return for shareholders.

Kathleen, another of our independent directors, has demonstrated her command of compensation, governance and employment law in evaluating and structuring our CEO compensation throughout two of the most transparent governance processes in modern day corporate America. As Tesla continues to grow shareholder value through technological progress, Kathleen’s decades of legal and operating experience and the compensation and human capital and management knowledge will be crucial for Tesla to win the AI talent war.

Ira and Kathleen are widely regarded as governance leaders by their peers. The National Association of Corporate Directors—frequently seen as the gold standard in real world corporate governance—has named both directors in its “Directorship 100” for being among “the most influential leaders in the boardroom and corporate governance community.”[10]

If ISS and Glass Lewis were capable of conducting a nuanced, company-specific assessment of our governance needs, we believe it would be readily apparent that these directors provide the independent oversight, knowledge, integrity and expertise that are necessary to advance long-term value for Tesla’s shareholders. Unfortunately, they are not capable of such an assessment.

Instead, ISS’s and Glass Lewis’s rigid applications of their one-size-fits-all governance checklists has resulted in ill-informed—and at times nonsensical—advice for Tesla shareholders this year. For example:

•	Glass Lewis recommended against Ira for being the Nominating and Corporate Governance Committee chair on a board deemed lacking in gender diversity, then recommended voting down a female director we put up for reelection.

•	Glass Lewis urged shareholders to consider the “low”[11] shareholder support in prior votes on our CEO compensation, notwithstanding the fact that the 2018 CEO Performance Award had achieved 72% to 73%[12]support despite negative proxy advisor recommendations. Glass Lewis said that “the will of the majority of the shareholders regarding the grant should not be discredited,”[13] but still recommended against Proposal 3 because it thinks it knows better.

•	In recommending against Ira and Kathleen for not proposing a binding vote to declassify the Board, Glass Lewis blatantly disregarded the fact that, for every year since 2023, Tesla’s proxy statements have clearly disclosed a deliberative, step-wise procedure for responding to shareholder feedback on supermajority voting and declassification. Consistent with that procedure, we are proposing a binding shareholder vote to eliminate supermajority voting, which will (if passed) make it easier for shareholders to take additional actions such as declassification in the future.

Putting aside ISS’s and Glass Lewis’s manifest disregard for our clear disclosures, our shareholders’ will and even plain English, their one-size-fits-all approach to governance is problematic for shareholders because it punishes directors for daring to deviate from proxy advisor policies. For good governance to flourish, directors need to be encouraged to think critically about the course of action that makes the most sense for their company and its shareholders, rather than mechanistically adhering to so-called “standard practices.”

That is why we are urging you to think critically about ISS’s and Glass Lewis’s recommendations, rather than “robovoting” with them.

Are ISS and Glass Lewis aligned with your interests?

As you may have seen, both ISS and Glass Lewis have recently announced that they are working on significant updates to their product offerings that they say will allow them to actually serve client interests. ISS announced that it will begin offering “tailored research reports” based on “client-specific criteria.”[14] Glass Lewis announced that it was working on a similar update because “the traditional one-size-fits-all model of proxy advice no longer meets the needs of a diverse client base.”[15]

These announcements acknowledge that ISS and Glass Lewis are not currently providing advice tailored to the needs, criteria and interests of different investors. Yet, their recommendations for how investors should vote Tesla shares this year are based on their current policies. Therefore, it is crucial for you to consider whether these proxy advisor recommendations align with your values and serve your best interests. Even ISS’s report appears to acknowledge that its recommendation on our CEO performance award, for example, may not be aligned with the philosophy of a shareholder who is focused on Tesla continuing to achieve extraordinary financial returns.[16]

When deciding whether it is in your best interests to follow proxy advisor recommendations, shareholders should also consider conflicts created by ISS’s and Glass Lewis’s opaque business model in which they offer consulting services to the same companies they rate. The shortcomings of these proxy advisors are echoed by state and federal officials, who are scrutinizing ISS’s and Glass Lewis’s practices, including by implementing laws that require that their recommendations be based on the financial interests of shareholders, implying a failure to do so in the past and presently.

Say yes to robots, say no to robotic voting.

ISS and Glass Lewis dominate the proxy-advisory market. Certain organizations frequently robovote based on the recommendations of ISS and Glass Lewis.

For our shareholders who are deciding whether to follow proxy advisor recommendations this year, exercising thoughtful judgment is critical to protecting your shareholder returns:

•	ISS and Glass Lewis are asking you to vote against exceptional long-term value creation, because they don’t have a framework that is capable of comprehending such a magnitude of financial value.

•	ISS and Glass Lewis are asking you to vote against exceptional directors, because these directors refuse to practice “paint-by-the-number” governance when steering our unique company in ways that continue to deliver outstanding financial value.

•	ISS and Glass Lewis are asking you to vote against Tesla, not only because they do not have the infrastructure to evaluate an exceptional company that is in the business of breaking the mold, but also because they are currently incapable of tailoring their advice to investors who are focused on the achievement of extraordinary financial value.

The real question is: are you going to forfeit your judgment and “robovote” with proxy advisors who have admitted they are unable to look out for your best interests, or are you going to take back your vote and support a company that has delivered remarkable financial value for shareholders time and time again?

We think the choice is obvious—Vote with Tesla on ALL proposals.

Additional Information and Where to Find It

Tesla, Inc. (“Tesla”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318605/000110465925090866/tm252289-12_def14a.htm.

Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318605/00011046592509 0866/tm252289-12_def14a.htm.

[1] Calculated from June 29, 2010 (Tesla’s IPO price per share) through close of business on September 30, 2025, based on Tesla, Inc. (TSLA) share price performance and reinvested dividends over the period, compared with the annualized return of S&P 500 over the past 10 years.

[2] ISS report at p. 1.

[3] ISS report at p. 39.

[4] Glass Lewis report at p. 37.

[5] Even though Glass Lewis states that “[g]iven the size of the award, traditional comparisons with compensation packages at peer companies will prove largely unhelpful in fully contextualizing the size of this award,” they go on to compare the size of the award with CEO compensation across the S&P 500 and the dilutive effect of the award with the S&P 500 Automotive companies (see Glass Lewis report at p. 37). Similarly, ISS’s conclusion focuses on the “unprecedented” nature of the award, referencing the “extraordinary shareholder value creation” underlying the award as an aside (see ISS report at p. 39).

[6] ISS report at p. 28.

[7] Institutional Shareholder Services Inc. v. Paxton, No. 1:25-cv-01160 (W.D. Tex. filed July 24, 2025) ¶ 58.

[8] Glass, Lewis & Co., LLC v. Paxton, No. 1:25-cv-01153 (W.D. Tex. filed July 24, 2025) ¶ 62.

[9] Calculated from June 29, 2010 (Tesla’s IPO price per share) through close of business on September 30, 2025, based on Tesla, Inc. (TSLA) share price performance and reinvested dividends over the period, compared with the annualized return of S&P 500 over the past 10 years.

[10] See https://www.nacdonline.org/about/nacd-directorship-100/honorees/2024-honorees; see also https://www.nacdonline.org/northern-california/northern-california-leadership/northern-california-leadership-council/ira-ehrenpreis.

[11] See Glass Lewis report at p. 32.

[12] Excluding shares held by our Chief Executive Officer and related persons.

[13] See Glass Lewis report at p. 32.

[14] https://insights.issgovernance.com/posts/iss-stoxx-introduces-new-research-services-to-support-investors-proprietary-stewardship-programs/.

[15] https://www.glasslewis.com/news-release/glass-lewis-leads-change-in-proxy-voting-practices.

[16] See ISS report at p. 39: (“Some investors may view the achievement of the ultimate objectives to justify the award magnitude.”)

Exhibit 2

Exhibit 3

Exhibit 4

Reminder: Please vote in the Tesla, Inc. Annual Meeting

Hi [Name],

We wanted to remind you that Tesla, Inc. is holding their 2025 Annual Meeting on November 6, 2025. There’s still time to vote and participate in the meeting because you owned Tesla, Inc. stock on September 15, 2025.

Vote on key company decisions by November 5, 2025 and view Tesla, Inc.’s materials through the link below.

– The Robinhood Team

Exhibit 5

Tesla Shareholders Vote Now! Tesla’s Annual Meeting on November 6, 2025 is right around the corner. Voting is your fundamental right as a shareholder. You should have your say in what Tesla’s future looks like. VoteTesla.com Your Vote Matters. Make It Count. Today, Tesla is at a critical inflection point — we have outlined an ambitious long-term vision for our company and for humanity — and a path to create trillions of dollars in shareholder value along the way. But we need your support to make our vision a reality. Together, we can drive Tesla into our next era of transformational growth. Proposal One Election of the Three Class III Directors Proposal Four Approval of the 2025 CEO Performance Award Proposal Three Approval of the A&R 2019 Equity Incentive Plan We Need Your Support on Several Proposals, Including Three That Are Critical to Tesla’s Future The final deadline to vote is 11:59 pm ET on November 5, 2025. Don’t wait! Vote today! Time Is Running Out to Vote

Don’t Wait — Vote Now! We urge you to vote WITH the Board’s recommendations on all proposals at our upcoming Annual Meeting on November 6. Please vote “FOR” Proposal One: Election of the Three Class III Directors, Proposal Three: Approval of the A&R 2019 Equity Incentive Plan and Proposal Four: Approval of the 2025 CEO Performance Award. If you need help voting your shares or have any questions, please contact our proxy solicitor, Innisfree M&A Incorporated. Vote by Phone Registered shareholders can locate the number on your proxy materials, dial the number indicated and follow the prompts. Vote by Mail Mark, sign and date the proxy card and return it in the pre-paid envelope provided. Vote Online Locate your control number on your proxy materials, visit the website listed and follow the instructions. If you have received proxy materials by e-mail, you can simply click the link and follow the instructions. Vote by QR Code If your proxy materials include a QR code, scan the QR code using your mobile device and follow the instructions. Banks and Brokers +1 (212) 750-5833 (collect) Shareholders +1 (877) 717-3936 (U.S. and Canada) OR +1 (412) 232-3651 (all other countries) Additional Information and Where to Find It Tesla, Inc. (“Tesla”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com. Participant Information Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318605/000110465925090866/tm252289-12_def14a.htm. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318605/00011046592509 0866/tm252289-12_def14a.htm. Tesla © 2025 VoteTesla.com

Exhibit 6